EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)     Registration Statement (Form S-3 No. 333-121569) pertaining to the registration, as amended, of $500 million of debt securities, common stock, preferred stock, debt warrants, common stock warrants, purchase contracts, units, depositary shares and guarantees of debt securities, and

(2)     Registration Statement (Form S-8 No. 333-71024) pertaining to the Joy Global Inc. 2003 Stock Incentive Plan;

of our reports dated December 15, 2005, with respect to the consolidated financial statements and schedule of Joy Global Inc., Joy Global Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Joy Global Inc., included in the Annual Report (Form 10-K) of Joy Global Inc. for the year ended October 29, 2005.

/s/ Ernst & Young LLP

Milwaukee, WisconsinDecember
15, 2005